Exhibit 10(bbb)-1

Western Power
Distribution
Long-Term
Incentive Plan

WPD Phantom
Stock Options

About This Material

This material represents detailed administrative specifications for the Long-Term Incentive Plan at Western Power Distribution (“WPD”).

This is not a legal document and does not convey, in any way, rights to the participants. It is a handbook for management’s internal use in the administration of the plan. This document may be amended at any time.

Contents

Board of Director’s Briefing	1

Design Details	2

Administrative Details	4

History of Grant Matrices	8

Example: Grant and Exercise Calculations 9

Example: WPD Price Calculations	11

Phantom Stock Option Award Agreement	12

History of Plan Changes	16

Phantom Stock Options
Board of Director’s Briefing

Phantom stock options have been chosen as WPD’s long-term incentive vehicle for the following reasons:-

▪	They are phantom and therefore do not require the issuance of stock and the corresponding governance issues;
▪	Employees value them like stock options, because of their unlimited upside potential.
▪	They are similar to the long-term incentives provided by WPD’s parent company, PPL Corp.

WPD uses phantom stock options as the same proportionate part of the pay package as other companies of similar size and industry.

Phantom Stock Options
Design Details

Phantom stock options are the right to receive the appreciation in the value of PPL stock over a fixed price for a specified period of time. Unless a participant’s award agreement specifies otherwise, following are the terms of WPD phantom stock options. NOTE: Phantom stock options are identical to (and sometimes referred to as) Stock Appreciation Rights (“SARs”).

WPD Phantom Stock Option Price Methodology
WPD’s stock option price is equivalent to the price of PPL’s stock on any given day (NYSE: “PPL”)

Grant Approval
The Board of Directors of WPD must approve all grants. This includes both participants and amounts.

Eligibility
▪	In general. Phantom stock options are granted only to employees.
▪	Specifics. Although any employee can be eligible for the plan, in practice WPD will consider the grant of phantom stock options to full-time employees who are designated Personal Contract Managers.
▪	Independent contractors. Independent contractors are not eligible for this plan since only employees may participate.
▪	Covered employees. Covered employees are eligible only if participation is negotiated into their contract.

Exercise Price
The exercise price of the phantom stock options is equal to the WPD phantom stock option price on the date of grant.

Term
Phantom stock options have a 10-year term. This term may be shortened through termination of employment (see that section, below).

Vesting
Phantom stock options vest one third per year. Vesting occurs on the first, second and third anniversaries of the grant date.

Transferability
Phantom stock options are non-transferable, except through death.

Termination of Employment
The following table shows the treatment on termination of employment.

Employment Event	Treatment of Unvested Options	Exercise Period for Vested Options 1
Death Disability 2 Retirement 3 Voluntary resignation Involuntary termination other than for cause Involuntary termination for cause Leave of absence < 90 days	Vest fully Continue vesting Continue vesting Forfeited Forfeited Forfeited No change	3 years 3 years 5 years 90 days 90 days Forfeited No change
Leave of absence > 90 days	***Refer to appropriate termination event, above***

1	In no event may exercise extend beyond the original term of the option
2	Disability is defined as medical retirement in accordance with the rules of the Electricity Electricity Supply Pension Scheme
3	Retirement means termination of employment on or after the first date on which the participant is both 55 years old or older, and has 10 years or more of service

Impact of Change in Control
The respective stock option grant will vest upon a Change in Control (“CIC”) of PPL if one of the following also occurs:

▪	PPL’s stock ceases to be traded; or
▪	PPL no longer have a holding in WPD; or
▪	The plan is terminated and not replaced with a plan of equivalent value.

Phantom Stock Options
Administrative Details

1. Governing Legal Plan Document
There is no legal plan document at WPD. Rather, there is an understanding between management and the Board of Directors that phantom stock options will be used in a certain way. These administrative specifications are the embodiment of that understanding, and may be amended with approval of the Board of Directors.

The Board of Directors approved this plan on _________________. Subsequent amendments will be documented in the “History of Plan Changes” section of this document.

2. Timing of Grants
Two types of phantom stock options are available to be granted by WPD:
▪	Normal grants. These are granted on a regular basis, typically annually, to eligible employees. This is done in order to remain competitive with market practice. Typical grant date: February.
▪	Ad hoc grants. These may be granted for promotions, new hire grants, excellent performance, etc. The Board of Directors must approve such grants before the fact.

Dates of Grants: Following is a table showing the date of each grant. Note: Due to holidays, meeting times, etc. the actual grant date may vary slightly year-to-year.

Grant Date	Grant Type	Employees Receiving Grant
15 February 15 February	Normal Ad hoc	All eligible employees Employees recommended by WPD Management

3. Award Agreements
Award agreements represent a legal contract with the recipient, and must be written carefully. Whether they are drafted correctly or incorrectly, award agreements will control the employee’s rights and the employer’s responsibilities.

All of the following details must be included in award agreements for WPD phantom stock options.

▪	Number of phantom stock options. The number of shares covered by the award agreement.
▪	Exercise price. The price above which appreciation on stock will be paid at exercise.
▪	Term. The number of years the phantom stock option is effective. Phantom stock options will expire the day after the 10th anniversary of the grant.
▪	Vesting. Vesting dates of the phantom stock options. Typically they will vest 33% per year, on the anniversary date of the grant.
▪	Change in Control: See “Change in Control” section for information.
▪	Treatment on termination of employment. The award agreement must specify treatment on termination of employment. See the “Design Details” section for this information.
▪	Transferability. The phantom stock options are non-transferable except in case of death.
4. Administration of the Plan
The Board of Directors administers the plan. The Board has tacitly delegated day-to-day administration of phantom stock option grants to WPD management, however, so long as these administrative guidelines are followed. Within WPD, the Human Resources Department makes day-to-day decisions about phantom stock options.

5. Grant Details
▪	Number of phantom stock options: The number of phantom stock options granted is determined as follows

-	Total face value of phantom stock option grant is determined by taking the participants base salary, as of the day of grant, multiplied by the long-term incentive market level.
-	The face value is then divided by the corresponding exercise price resulting in the number of phantom stock options granted.
-	An example of this calculation is found in Examples section of this document.
▪	Exercise Price: The exercise price will be the closing price on the day immediately prior to grant.
6. Communications
General
Individual accounts will be maintained for each phantom stock option holder. The administrator will issue statements at least once a year to each participant. The statement will list all existing phantom stock option grants by date of grant, and indicated exercise price, percent vested as of the report date, and expiration date.

At Grant
▪	In general. At grant, WPD Human Resources will issue a cover letter, the option award agreement, and a current account statement. Content for award agreements is discussed above. They require participant signatures (award agreements must be signed before the individual will be allowed to exercise an award).

▪	Beneficiary designations. For all first-time recipients of awards, and periodically for all participants, Human Resources will circulate a beneficiary designation. Subsequently, Human Resources will keep on file beneficiary designations for phantom stock option benefits from all participants.

At Exercise
▪	WPD Human Resources. At exercise, WPD Human Resources will issue an exercise confirmation and an updated current account statement.

Upon Death of a Participant
Upon a participant’s death, Human Resources will contact the beneficiary to determine how to exercise the phantom stock options. If there is no beneficiary designation, Human Resources will contact the next of kin to obtain the executor’s name.

Upon Disability, Retirement, or Termination of a Participant
Upon a participant’s disability, retirement, or termination, Human Resources is not required to contact the participant regarding changes to the exercise period, or vesting of their phantom stock options.

7. Impact of Transactions
In the event of a divestiture of business operations or layoff, management may request that the Board of Directors vest options for terminated employees. Doing so will probably create accelerate an accounting charge, however, so such actions should be undertaken carefully.

Unless it were changed at the same time, the exercise term in such an event would remain at 90 days, the same as if the individual had been involuntarily terminated under regular circumstances.

8. Exercise Procedures
The Human Resources Department is responsible for handling all phantom stock options exercises.

To exercise a phantom stock option, the participant must notify Human Resources in writing, by 12 noon UK time on the day they wish to exercise, stating the following:
▪	The date of the grant they wish to exercise;
▪	The number of phantom stock options they wish to exercise; and
▪	The exercise prices of the phantom stock options.

The gain per exercised phantom stock option will be calculated as the difference between the WPD stock price on the day before notification of exercise, minus the exercise price. The stock price for this purpose is defined as PPL’s stock closing price as reported in the Financial Times.

9. Change in Control
The respective stock option grant will vest upon a Change in Control (“CIC”) of PPL if one of the following also occurs:-

▪	PPL’s stock ceases to be traded; or
▪	PPL no longer has a holding in WPD; or
▪	The plan is terminated and not replaced with a plan of equivalent value.

10. Accounting Consequences to the Employer
▪	Accounting Expense. See ‘monthly’ below.

▪	Balance sheet impact.

-	At grant: No impact
-	Monthly: The difference between the value of outstanding options at date of grant and the current value is to be assessed. Those options where the current value is below the grant value are to be ignored. For the remainder which are ‘in-the-money’, the total difference between the current value and value at date of grant is to be determined. To this is to be added the employer’s National Insurance (“NI”) contribution due on these payments when made. The total value including NI should be compared to the value at the previous month end and the movement in the liability recorded. The opposite entry is an accounting expense to be charged to Executive O&M. For practical purposes, the entries booked in any month will reflect the closing position at the end of the previous month.
-	At vesting: No further impact from that included in ‘monthly’ above.
-	At exercise: The gross cost including NI is booked against the balance sheet accrual. This is matched by the cash payment to the employee (net of income tax) and sums due to the Inland Revenue for the tax deducted and NI.

11. Tax Consequences to the Employer
▪	The employer receives a tax deduction at the time of exercise, equal to the spread at exercise.
▪	The appreciation value, when exercised, will be paid through WPD’s payroll and will be subject to usual UK tax deductions as well as employers’ National Insurance contributions.
12. Tax Consequences to the Employee
UK Tax Consequences
Following are the UK tax consequences of phantom stock options to the employee.

▪	On grant: No impact.
▪	On vesting: No impact
▪	On exercise: The appreciation value, when exercised, will be paid through WPD’s payroll and will be subject to usual UK tax deduction.

13. Currency Conversion
Phantom stock options are denominated in U.S. currency. Any conversions necessary under this plan (eg. at the date of grant or exercise) will be done using the closing US$ / GB£ exchange rate that applied on the date of determining the exercise price (ie. the closing exchange rate on the day immediately prior to the respective grant).

History of Grant Matrices

Following are the matrices used to determine the number of phantom stock options to be granted. A new matrix is determined annually based on market data for companies similar to WPD in the UK and Europe. The intent of this program is to provide long-term incentive compensation at the median of market.

2001 Matrix
This matrix was determined by using market data for Europe provided by Watson Wyatt and W.M. Mercer. For the purposes of this exercise, all phantom stock options were assumed to have an economic value (Black-Scholes) of 40% of face value. The percentages in the table are expressed in face value terms.

Base Salary Range Pounds (£)	Face Value of Grant (as a percent of base salary)
£84,000 - £95,999 £74,000 - £83,999 £71,000 - £73,999 £65,000 - £70,999 £59,000 - £64,999 £52,600 - £58,999 £46,400 - £52,599 £ 0 - £46,399	62.5% 50.0% 30.0% 25.0% 20.0% 15.0% 10.0% 5.0%

(1) Grants below £46,400 are only made to Personal Contract Managers and with approval of the Board of Directors

Example: Grant and Exercise Calculations

All of the examples assume an employee of WPD is a manager and the following:

Item	Assumption	Reference
Base Salary	£50,000	A

Grant Date	15 February 2003

WPD Price on 15/02/03	$34,00	B

US$ to GB£ Conversion Rate on 15/02/03	1.60	C

Grant Percentage (From 2001 Table)	10.0%	D

Exercise Date	18 August 2004

WPD Price on 18/8/04	$40.00	E

US$ to GB£ Conversion Rate on 18/8/04	1.60	F

Phantom Stock Option Grant Example
Following is an example of the calculations for determining the grant for the assumed employee.

Item	Assumption	Reference
Total Face Value of Grant (GB£)	£5,000	G = A * D

Total Face Value of Grant (US$)	£8,000	H = C * G

Number of WPD Phantom Stock Options Granted (1)	236	I = H / B

 (1) These will vest 33% per year; 79 on 15/2/04, 79on 15/2/05, and 78 on 15/2/06.

Phantom Stock Option Exercise Example
Following is an example of the calculations for determining the value to the assumed employee if some of his phantom stock options are exercised.

Item	Assumption	Reference
Number of WPD Phantom Stock Options Exercised	79	J

Gain on WPD Phantom Stock Options Exercised	$474	K = (E-B) * J

Gain on GB£	£296.25	L = K / F

Example: Calculation of WPD Phantom Stock Price

The current price of WPD phantom stock options is equivalent to the current PPL stock price.

	PPL Corporation	WPD

Date	Actual Price	Phantom Stock Price

17/02/03	$34.00	$34.00
18/02/03	$34.21	$34.21
19/02/03	$34.17	$34.17
20/02/03	$33.98	$33.98
21/02/03	$34.08	$34.08

24/02/03	$34.34	$34.34
25/02/03	$34.45	$34.45
26/02/03	$34.68	$34.68
27/02/03	$34.97	$34.97
28/02/03	$35.23	$35.23

Phantom Option Agreement

On the following pages is the phantom stock option agreement to be used when a participant is granted phantom stock options. The agreement must be signed and returned to Human Resources.

Western Power Distribution
Phantom Stock Option Award Agreement

Participant Name:
Participant ID:

Congratulations on your selection as a recipient of Western Power Distribution phantom stock options. This Agreement governs your rights and sets forth all of the conditions and limitations affecting such rights.
Phantom stock options’ holders have the right to receive the appreciation in the value of the WPD phantom stock over a fixed price for a specified period of time, on or before the expiration date, as such expiration date may change based on events described in Section 3 of this Agreement. The change in value of the WPD phantom stock will be based on the change in value of the PPL stock price.

1.	Terms: Following are terms of this Phantom Stock Option grant.
Date of Grant	15 February 2003

Number of Phantom Stock Options Granted	236

Exercise Price	$

Exchange Rate	US$ = £

Expiration Date	15 February 2013

2.	Vesting and Exercise: Phantom Stock Options do not provide you with any rights or interests until they vest and become exercisable as shown below:
Date on Which Phantom Stock Options Vest, Assuming You Remain Employed On The Applicable Date	Number of Phantom Stock Options That Vest
15 February 2004	79
15 February 2005	79
15 February 2006	78

3.	Impact of Termination of Employment: The vesting and expiration date of your Phantom Stock Options will change as a result of employment termination, according to the following table.

Employment Event	Treatment of Unvested Phantom Stock Options	Expiration of Phantom Stock Options (Period is Measured from Date of Termination of Employment) 1
Death	Vest fully	3 years

Disability 2	Continue vesting	5 years

Retirement 3	Continue vesting	5 years

Voluntary resignation	Forfeited	90 days

Involuntary termination other than for cause4	Forfeited	90 days

Involuntary termination for cause4	Forfeited	Forfeited

Leave of absence < 90 days	No change	No change

Leave of absence > 90 days	***Refer to appropriate termination event, above***

1	In no event may the term extend beyond the original expiration date of the Phantom Stock Option.

2	Disability is defined as medical retirement in accordance with the rules of the Electricity Supply Pension Scheme

3	Retirement means termination of employment other than for Cause on or after the date when you are at least 55 years old and have at least 10 years of service.

4	For purposes of this Plan, “Cause” means:

(i)	Your wilful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered that specifically identifies the manner in which the Company believes you have failed to substantially perform your duties;

(ii)	Wilfully engaging in conduct (other than conduct covered under (i) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to conviction of a felony.

4.	How to Exercise: The Phantom Stock Options hereby granted may be exercised by contacting WPD Employee Relations.
To exercise a phantom stock option, you must notify Employee Relations in writing by 12 noon UK time on the day you wish to exercise, stating the following:
•	The date of the grant you wish to exercise
•	The number of phantom stock options you wish to exercise; and
•	The exercise price of the phantom stock options.
The gain per exercised phantom stock option will be the difference between the WPD stock price on the day before the notification of exercise and the exercise price, by reference to the stock prices of PPL stock as reported in the Financial Times. The gain will be converted from US dollars to UK sterling using the exchange rate as at the date of grant. In this regard, for any <2003> grants exercised, the exchange rate will be US$ = £<>.
5.	Who Can Exercise: During your lifetime the Phantom Stock Options will be exercisable only by you. No assignment or transfer of the Phantom Stock Options, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution or as otherwise required by applicable law, will vest in the assignee or transferee any interest whatsoever.
6.	Change in Control: The respective stock option grant will vest upon a Change in Control (“CIC”) of PPL if one of the following also occurs:-
•	PPL’s stock ceases to be traded; or
•	PPL no longer have a holding in WPD; or
•	The plan is terminated and not replaced with a plan of equivalent value.
7.	Re-capitalisation: In the event that there is any change in corporate capitalisation the number of Phantom Stock Options subject to this Agreement shall be equitably adjusted by the Board of Directors to prevent dilution or enlargement of rights.
8.	Tax Withholding: The appreciation value, when exercised, will be paid through WPD’s payroll and will be subject to usual UK tax deductions.
9.	Requirements of Law: The granting of Phantom Stock Options will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
Please acknowledge your agreement to participate in the Plan and this Agreement and to abide by all of the governing terms and provisions by signing the following representation. You may not exercise this option until you have signed the agreement below.
Agreement to Participate
By signing a copy of this Agreement and returning it to WPD Employee Relations, I acknowledge that I have read this Agreement and fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to exercise these Phantom Stock Options. Without limiting the generality of the preceding sentence, I understand that my right to exercise these Phantom Stock Options is conditioned upon my continued employment with the Company or its Subsidiaries.
____________________________
Participant

Robert Symons
Chief Executive

History of Plan Changes